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                                                                      Exhibit 10

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent auditors" in the Post- Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-92298) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life & Annuity Variable Annuity Account H, which are incorporated by reference in Post-Effective Amendment No. 2, and to the use therein of our reports dated (a) March 27, 2003, with respect to the financial statements of Lincoln Life & Annuity Company of New York, and (b) March 3, 2003, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account H.

                                        /s/ Ernst & Young LLP

Fort Wayne, Indiana
September 17, 2003